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                                                                    EXHIBIT 21.1

                              LIST OF SUBSIDIARIES

Arab American Express Company Ltd., a Jordanian company.


Secretarial and Business Services Co., (Aramex) L.L.C., organized under the laws of the UAE.



Al Khalidia International Trading Group Co., organized under the laws of the UAE.



Al Mana Trading Company, organized under the laws of Qatar.



Yusef Bin Ahmed Kanoo W.L.L., organized under the laws of Bahrain.



Al-Awsat International Transport Company, Limited, a Saudi Arabian company.



Aramex International Courier France Sarl, a French company.


Aramex (U.K.) International Courier, Ltd., organized under the laws of the United Kingdom.


Aramex International Courier of Virginia, a company organized under the laws of the Commonwealth of Virginia.



Aramex International Courier, Ltd., a company organized under the laws of New York.



Global Venture Group for Trading, a company organized under the laws of Kuwait.



Aramex Hellas International S.A., a Greek company.


Aramex International Limited, Israel, organized under the laws of Israel.


Aramex International, Limited, a Hong Kong company.



Aramex International Courier of New Jersey, Inc., organized under the laws of New Jersey.



Aramex Egypt, an Egyptian company.



Arab American Express Courier company, a Lebanese company.



Aramex Sarl, a Lebanese company.



Amathus Navigation Co., Ltd., organized under the laws of Cyprus.



Aramex International Courier Inc., a Canadian company.